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                                                                        Ex 10.17

$2,000,000                                                      Atlanta, Georgia
                                                                  March 26, 1998

                             SECURED PROMISSORY NOTE

      FOR VALUE RECEIVED, the undersigned, HEALTHGATE DATA CORP., a Delaware corporation ("Maker"), promises to pay to the order of PETRA CAPITAL, LLC, a Georgia limited liability company ("Payee" and, together with any subsequent holder(s) hereof, "Holder"), to Payee's account number 2080000549194 at First Union National Bank of Georgia, Perimeter Center, 4570 Ashford Dunwoody Road, Atlanta, Georgia 30346, ABA routing number 061000227, or at such other place as Holder may designate to Maker in writing from time to time, on March __, 2003 (the "Maturity Date"), the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), together with interest on the outstanding principal balance hereof from the date of each advance at the rate of thirteen percent (13.0%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed).

      Interest on the outstanding principal balance hereof shall be due and payable monthly, in arrears, with the first installment being payable on the last day of March, 1998, and subsequent installments being payable on the last day of each succeeding month thereafter until the Maturity Date, at which time the entire outstanding principal balance, together with all accrued and unpaid interest, shall be immediately due and payable in full.

      The indebtedness evidenced hereby may be prepaid in whole or in part at any time and from time to time, without penalty. Any such prepayments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

      Time is of the essence of this Note.

      This is the Note referenced in, and issued pursuant to, the Loan and Security Agreement of even date herewith between the Maker and the Payee (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement"). The indebtedness evidenced by this Note was incurred pursuant to, and is governed and secured by the Loan Agreement and the other "Loan Documents" referenced therein. Reference is made to the Loan Agreement for a description of the terms and conditions governing this Note and the indebtedness evidenced hereby, including but not limited to the circumstances under which the indebtedness evidenced by this Note may be declared or may automatically become immediately due and payable prior to the Maturity Date.

      To the extent permitted by applicable law, upon the occurrence of any Event of Default (as
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such term is defined in the Loan Agreement), at the option of Holder and without notice to Maker, all overdue interest, if any, shall be added to the outstanding principal balance hereof, and the entire outstanding principal balance, as so adjusted, shall bear interest thereafter until paid at an annual rate equal to the otherwise applicable interest rate plus an additional two percent (2%) per annum (computed on the basis of a 360-day year and the actual number of days elapsed).

      If this Note is placed in the hands of an attorney for collection or for enforcement or protection of the security, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby or the enforcement or protection of the security, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including, without limitation, all reasonable attorney's fees and all court costs.

      Presentment for payment, demand, protest and notice of demand, protest and nonpayment are hereby waived by Maker and all other parties hereto. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

            All interest accruing under this Note is subject to the terms of
Section 8.7 of the Loan Agreement. Without limitation to the foregoing, all agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time (the "Maximum Rate"). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of said Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to said Maximum Rate; and if from any circumstance whatsoever, Holder shall ever receive interest, the amount of which would exceed the amount collectible at said Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the indebtedness evidenced hereby.

      This Note shall be construed and enforced under the internal laws of the State of Georgia,
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without reference to the conflict of laws principles thereof.

      As used herein, the terms "Maker" and "Holder" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

                                   MAKER:

                                   HEALTHGATE DATA CORP.


                                   By: /s/ William S. Reece
                                       -----------------------------------------
                                 Name: William S. Reece
                                 Title: President & Chief Executive Officer


                                   Attest: /s/ Stephen M. Kane
                                           -------------------------------------
                                 Name: Stephen M. Kane
                                 Title: Asst Sec